Free Writing Prospectus (To Prospectus dated September 23, 2010)	Filed Pursuant to Rule 433 Registration Statement No. 333-169539 September 23, 2010

Form of Final Term Sheet for Notes due 2020 and Notes due 2040

Mattel, Inc.

Issuer:	Mattel, Inc.

Bookrunners:	Banc of America Securities LLC RBS Securities Inc.

Co-managers:	SG Americas Securities, LLC Citigroup Global Markets Inc. KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBC Capital Markets

Title:	2020 Notes	2040 Notes

Principal Amount:	$250,000,000	$250,000,000

Maturity Date:	October 1, 2020	October 1, 2040

Coupon (Interest Rate):	4.350%	6.200%

Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on April 1, 2011 and ending on the Maturity Date	Semi-annually on April 1 and October 1, commencing on April 1, 2011 and ending on the Maturity Date

Yield to Maturity:	4.378%	6.243%

Spread to Benchmark Treasury:	182 basis points	250 basis points

Benchmark Treasury:	2.625% due August 15, 2020	4.375% due May 15, 2040

Benchmark Treasury Price and Yield:	100.18; 2.558%	111.08; 3.743%

Redemption Provision:	Callable at the greater of par or the make whole (T + 25 basis points)	Callable at the greater of par or the make whole (T + 40 basis points)

Price to Public:	99.775%	99.419%

Settlement Date:	September 28, 2010	September 28, 2010

CUSIP:	577081 AT9	577081 AU6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC and RBS Securities Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or calling RBS Securities Inc. at 1-866-884-2071.